SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549


                                      FORM 8-K

                                   CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of the

                           Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported):  September 4, 1997


                                Freeport-McMoRan Inc.


       Delaware                  1-8124                 13-3051048

  (State or other             (Commission              (IRS Employer
   jurisdiction of             File Number)             Identification
   incorporation or                                     Number)
   organization)


                                 1615 Poydras Street
                            New Orleans, Louisiana  70112

  Registrant's telephone number, including area code:  (504) 582-4000




          Item 5.  Other Events.


          New Orleans, LA., September 4, 1997 -- Freeport-McMoRan Inc. (NYSE:FTX) announced today that it has called for redemption on October 3, 1997 all of the outstanding shares of its $4.375 Convertible Exchangeable Preferred Stock (the Preferred Stock). FTX will pay $52.1875 per share of Preferred Stock, plus $0.3846 per share representing the amount of accrued and unpaid dividends to the redemption date, for a total payment of $52.5721 per share of Preferred Stock.

               As an alternative to redemption and at the option of the holder, the Preferred Stock is convertible until 5:00 p.m. (New York time) on October 3, 1997 into shares of FTX common stock at a conversion rate equal to approximately 1.827485 shares of FTX common stock per share of Preferred Stock. In lieu of any fractional share issuance, an equivalent amount will be paid in cash by FTX.

               As long as the market price of FTX common stock remains above $28.77 per share, holders of the Preferred Stock will receive more value upon conversion of the Preferred Stock into shares of FTX common stock than they would otherwise receive upon redemption. On September 3, 1997 the closing price of FTX common stock as reported on the New York Stock Exchange Composite Tape was $35.625 per share. If all of the outstanding Preferred Stock is converted into FTX common shares an additional 1.83 million FTX common shares will be issued. FTX common shares outstanding on June 30, 1997 totaled approximately 23.34 million shares.

               Freeport-McMoRan Inc. owns a 51.6% interest in Freeport-McMoRan Resource Partners, which is engaged in the production and sale of phosphate fertilizer and animal feed ingredients as well as the mining and sale of phosphate rock through IMC-Agrico Company, the mining, transporting, terminalling and marketing of sulphur, and the exploration, development and production of oil and gas reserves.





                                      SIGNATURE



                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        Freeport-McMoRan Inc.


                                        By:   /s/ C. Donald Whitmire
                                             ------------------------------
                                                  C. Donald Whitmire
                                          Controller - Financial Reporting
                                              (authorized signatory and
                                             Principal Accounting Officer)




          Date:  September  4, 1997